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                              UTILICORP UNITED INC.
              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                                                      Exhibit 11
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                                                                      THREE MONTHS         NINE MONTHS        TWELVE MONTHS
                                                                          ENDED               ENDED               ENDED
                                                                        SEPT. 30,           SEPT. 30,           SEPT. 30,
         (In thousands except per share amounts)                     1996      1995      1996      1995      1996      1995
                                                                 -------------------------------------------------------------
Line No.
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     Earnings Available for Common Shares:
(a)  Earnings available for common shares as reported               $13,576   $32,365   $76,184   $70,751   $83,150  $104,401
(b)  Elimination of interest on convertible subordinated
        debenture, net of tax                                            80        89       245       313       333       437
(c)  Elimination of dividends on cumulative
        convertible preference stock                                     --        --        --        --        --     (426)
                                                                 -------------------------------------------------------------
(d)  Fully Diluted Earnings Available                               $13,656   $32,454   $76,429   $71,064   $83,483  $104,412
                                                                 -------------------------------------------------------------
                                                                 -------------------------------------------------------------

     Weighted Average Common Shares Outstanding:
(e)  Primary weighted average shares outstanding
        as reported                                                  46,595    45,171    46,510    44,931    46,327    45,159
(f)  Assumed conversion of convertible subordinated
        debenture                                                       315       351       325       415       329       442
(g)  Assumed conversion of cumulative convertible
        preference shares                                                --        --        --        --        --        --
                                                                 -------------------------------------------------------------

(h)  Fully Diluted Weighted Average Shares
        Outstanding                                                  46,910    45,522    46,835    45,346    46,656    45,601
                                                                 -------------------------------------------------------------
                                                                 -------------------------------------------------------------

     Earnings Per Common Share:
        Primary (a/e)                                                  $.29      $.72     $1.64     $1.57     $1.79     $2.31
        Fully Diluted (d/h)                                             .29       .71      1.63      1.57      1.79      2.29
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